[Letterhead of Search Group Capital, Inc.]





James Robert Shaw                                                       07/01/96
Classic Restaurants International, Inc.
3091 Governors Lake Dr.
Bldg. #100, Suite 500
Norcross, GA 30071

Dear Mr. Shaw,

         It was a pleasure visiting with you recently. Please find enclosed our proposal for an Investor Relations Consulting Agreement:

                    INVESTOR RELATIONS CONSULTING AGREEMENT:

Terms and conditions for our initial 1-year contract:

Services will begin upon receipt of initial shares.

In consideration for the above mentioned covenants, Search Group Capital, Inc. will:

#1) Advise the Company on how to broaden its shareholder base and how to properly present the Classic Restaurants International, Inc.
         story via a corporate biography.

#2) Search Group will advise the Company on how to increase and enhance shareholder value.

#3) Search Group Capital, Inc. will advise the Company on how to significantly increase average daily trading volume.

#4) Search Group Capital, Inc. will advise Classic Restaurants International on how to increase its market making base.

- --------------------------------------------------------------------------------
                     [Address of Search Group Capital, Inc.]
                                   "Exhibit A"

                   [Letterhead of Search Group Capital, Inc.]


#5) Search Group Capital, Inc. will advise and consult management on the form and content and will handle of all news announcements to the major news services and the financial community.

#6) Search Group Capital, Inc. will advise and consult the Company on any acquisitions and/or strategic alliances during the life of the contract.

Monthly expenses: Classic Restaurants International, Inc., will be responsible for reimbursement of all out of pocket expenses incurred by Search Group Capital, Inc., in connection with its performance under this contract, including postage, copying, direct mail costs, travel, entertainment, long distance telephone expense. Any out of pocket expense in excess of $500 will be paid per prior verbal approval by Classic Restaurants International, Inc.

CLASSIC RESTAURANTS INTERNATIONAL, INC. will immediately issue MICHAEL DION, an employee of Search Group Capital, Inc. 100,000 free trading consulting shares under an S-8 filing.

If after 1-year, both parties mutually agree, a new 1-year contract will be negotiated.

         Signed,                                     Signed,


         /S/ MICHAEL DION                  /S/ JAMES ROBERT SHAW
              Michael Dion                       James Robert Shaw
         Search Group Capital, Inc.     Classic Restaurants International, Inc.
             Vice President                     Chief Exec. Officer

         Date:     7-1-96                Date:    7/1/96


                     [Address of Search Group Capital, Inc.]